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                                                                 EXHIBIT 8(c)(2)

                                  AMENDMENT TO
                          ORDER TRANSMISSION AGREEMENT


     This Amendment ("Amendment") is made as of the 1st day of July, 1997, among SCUDDER SERVICE CORPORATION, a Massachusetts corporation with its principal office at Two International Place, Boston, Massachusetts 02110 ("Transfer Agent"), and each of those registered investment companies listed on Schedule A hereto (the "Scudder Funds") and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a life insurance company ("Service Provider") on its own behalf and on behalf of each segregated asset account set forth on Schedule A to the Order Transmission Agreement (each such account is hereinafter referred to as "Account"). This Amendment serves to amend and supplement the Order Transmission Agreement between the Transfer Agent and the Service Provider dated May 6, 1996 ("Order Transmission Agreement").

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Order Transmission Agreement. The Order Transmission Agreement is hereby amended and supplemented in the following manner. All other terms of the Order Transmission Agreement remain in full force and effect.

     Section 1. A new section 1.19 will be added to the Order Transmission Agreement as follows:

              "1.10. Administrative Services. Service Provider shall perform the administrative and recordkeeping services (the "Administrative Services") described in Schedule B hereto, as such Schedule B may be amended from time to time with the mutual consent of the parties hereto, with respect to Shares' purchased, held or redeemed by a Plan. Except as provided specifically herein, Service Provider shall perform the Administrative Services as an independent contractor and not as an employee or agent of the Transfer Agent or any Scudder Fund. Service Provider shall perform the Administrative Services in accordance with procedures established from time to time by agreement of the Transfer Agent and Service Provider, and subject to terms and conditions set forth in each Scudder Fund's current prospectus."

     Section 2. Paragraph 2 of the Order Transmission Agreement is deleted and restated in its entirety as follows:

         "2.     COMPENSATION

                 2.01. Service Provider's Expenses. Service Provider shall bear all expenses arising out of the performance of the Administrative Services and of the performance of functions on behalf of the Plans. Service Provider shall not receive from the Transfer Agent (or from any affiliate of the Transfer Agent) or from any Scudder Fund any monetary compensation or reimbursement for such expenses.
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              2.02.        Transfer Agent's and Fund Expenses.  The Transfer
         Agent and each Scudder Fund shall bear all expenses of its own hereunder and shall not receive from Service Provider any monetary compensation or reimbursement for such expenses.

              2.03. Administrative Fees. In consideration of Service Provider's performance of the Administrative Services, each Scudder Fund shall pay to Service Provider the fees (the "Administrative Fees") described in Schedule C hereto, as such Schedule C may be amended from time to time with the mutual consent of Service Provider and the applicable Scudder Fund. Service Provider must notify Transfer Agent immediately upon the opening of any new account that such account is subject to this Agreement. Service Provider will not be entitled to receive Administrative Fees with respect to such new account until Transfer Agent is so notified and such Fees will begin to accrue only at the point of notification.

                 2.04. Calculation and Payment of Fees. The Administrative Fees shall be due each calendar month from each Scudder Fund for which the Service Provider performs Administrative Services pursuant to this Agreement. Each Scudder Fund making a payment for such Administrative Fees for such calendar month shall make payment within thirty (30) days after the last day of such month. Service Provider shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Order Transmission Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


SCUDDER SERVICE CORPORATION                THE VARIABLE ANNUITY LIFE
                                           INSURANCE COMPANY

By: /s/ROBERT A. RUDELL                    By: /s/CHARLES D. ROBINSON
   ---------------------------                ---------------------------
Name: Robert A. Rudell                     Name: Charles D. Robinson
Title: Vice President                      Title: Vice President -
                                                  National Markets

SCUDDER INVESTMENT TRUST, on
behalf of Scudder Growth and Income Fund


By: /s/ THOMAS F. MCDONOUGH
   ---------------------------
Name: Thomas F. McDonough
Title:
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                                                                      SCHEDULE A




Scudder Growth and Income Fund
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                                                                      SCHEDULE B


                          THE ADMINISTRATIVE SERVICES

         1. Maintain separate adequate records for each Plan reflecting Shares purchased and redeemed, including dates and prices for all transactions, and Share balances. Such records shall be preserved, maintained and made available in accordance with the provisions of applicable law and regulations, and copies or, if required, originals shall be surrendered promptly to the Transfer Agent on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that such records have been maintained only in paper form.

         2. Disburse or credit to the Plans, and maintain records of, all proceeds of Share redemptions and distributions not reinvested in Shares.

         3. Ensure and oversee the timely transfer of funds in connection with Plan accounts with the Scudder Funds.

         4. Prepare and deliver to Plan participants periodic account statements showing for each Plan participant the total number of Account units, which reflect Share values, held as of the statement closing date, and purchases and redemptions of Account units, which depend on underlying Share holdings, during the statement period, and reflect Share dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), including dates and prices for all transactions.

         5. On behalf of and as instructed by each Plan, deliver to Plan participants (or deliver to the Plans for distribution to Plan participants) prospectuses, proxy materials, periodic reports to shareholders, and other materials provided by the Transfer Agent or the Scudder Funds.

         6. Receive Instructions and communicate Orders to the Transfer Agent as specified in this Agreement.

         7. Transmit required confirmations of Orders to the Plan participants.

         8. Maintain daily and monthly purchase data for each Plan participant.

         9. Settle Orders in accordance with the terms of each Scudder Fund's prospectus.

         10. Transmit to the Transfer Agent, or to any Scudder Fund designated by the Transfer Agent, such occasional and periodic reports as the Transfer Agent shall reasonably request from time to time to enable it or such Scudder Fund to comply with applicable laws and regulations.
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                                                                     SCHEDULE C


                            THE ADMINISTRATIVE FEES


         The Scudder Funds listed on Schedule A will pay the Service Provider a monthly fee at an annualized rate of .15 of 1% (15 basis points) with respect to the Income Funds listed on Schedule A, and .25 of 1% (25 basis points) with respect to the Growth Funds and Growth and Income Funds listed on Schedule A, of the average daily account balance during the month for each account registered with Transfer Agent for which Service Provider performs Administrative Services. If Service Provider begins or ceases performing Administrative Services during the month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.